Exhibit 10.16

                            STOCK PURCHASE AGREEMENT

      STOCK PURCHASE AGREEMENT ("Agreement") dated the 3rd day of May, 2000, by and between MIKRON INSTRUMENT COMPANY, INC., a corporation organized under the laws of the State of New Jersey (the "Purchaser"), and THE EARNEST M. EMERY AND CAROLINE EMERY FAMILY TRUST U/D/O 4/8/94 (the "Stockholder"), being the sole stockholder of E SQUARE TECHNOLOGY CORPORATION, a corporation organized under the laws of the State of California (the "Company").

                                   WITNESSETH:

      WHEREAS, Stockholder owns 1,000 shares of the issued and outstanding common stock of the Company, no par value per share, which represents 100% of the issued and outstanding capital stock of the Company (the "Stock"); and

      WHEREAS, Stockholder desires to sell the Stock to Purchaser and Purchaser desires to acquire the Stock from Stockholder, subject to the terms and conditions set forth herein.

      NOW, THEREFORE, in consideration of the mutual promises, terms and conditions set forth herein, Purchaser and Stockholder hereby agree as follows:

                                    ARTICLE I

                           SALE AND PURCHASE OF STOCK

      Section 1.1 Sale and Purchase of Stock. Subject to the terms and conditions set forth in this Agreement, the Stockholder agrees to sell, assign, transfer, convey and deliver to Purchaser on the Closing Date (as defined in Section 1.3), and Purchaser agrees to purchase, the Stock from the Stockholder on the Closing Date. The certificates representing the Stock shall be duly endorsed in blank, or accompanied by stock powers duly executed in blank by the Stockholder.

      Section 1.2 Purchase Price. (a) In full consideration for the purchase by the Purchaser of the Stock, Purchaser shall pay to the Stockholder on the Closing Date $1,022,000, subject to adjustment and the escrow deposit as hereinafter provided.

      (b) Adjustment to the Purchase Price. Notwithstanding anything in Section 1.2(a) to the contrary, the aforesaid purchase price of $1,022,000 is subject to the following adjustments at the Closing:

            (i) Stockholder will deliver to Purchaser at the Closing appropriate documentation necessary to accurately reflect the aggregate amounts of all accounts receivable and accounts payable of the Company as of the Closing Date. If the aggregate amount of the accounts receivable exceeds the aggregate amount of the accounts payable by more than $176,000, then the purchase price to be paid by Purchaser shall be increased on a dollar for dollar basis by the amount of any such excess over $176,000. Conversely, if the aggregate
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amount of the accounts receivable exceeds the aggregate amount of the accounts payable by less than $156,000, then the purchase price to be paid by Purchaser shall be reduced on a dollar for dollar basis by the amount any such difference is less than $156,000. If the aggregate amount of the accounts payable exceeds the aggregate amount of the accounts receivable, then the purchase price to be paid by Purchaser shall be reduced on a dollar for dollar basis by the amount of any such difference plus $156,000.

            (ii) If Stockholder prior to the Closing has not personally discharged the Company's credit card liability in the aggregate amount of $37,082 as the same appears on the December 31, 1999 Balance Sheet of the Company, the purchase price shall be reduced by the actual outstanding amount which has not been discharged on or prior to the Closing.

            (iii) If Stockholder prior to the Closing has not personally discharged the Company's liability with respect to the Wells Fargo Business Line of Credit in the aggregate amount of $47,138 as the same appears on the December 31, 1999 Balance Sheet of the Company, the purchase price shall be reduced by the actual outstanding amount which has not been discharged on or prior to the Closing.

      (c) Escrow Agreement. At the Closing, Purchaser, Stockholder and Hall Dickler Kent Friedman & Wood LLP ("Escrow Agent") will enter into an Escrow Agreement ("Escrow Agreement") in the form attached hereto as Exhibit A, whereby $100,000 of the aforesaid purchase price will be delivered to the Escrow Agent to be held by it in accordance with the terms of the Escrow Agreement.

      (d) Section 338(h)(10) Election. At the Purchaser's option, the Company and Stockholder will join with Purchaser in making an election under Section 338(h)(10) of the Internal Revenue Code of 1986, as amended ("Code") (and any corresponding election under state, local, and foreign tax law) with respect to the purchase and sale of the Stock hereunder (a "Section 338(h)(10) Election"). Stockholder will include any income, gain, loss, deduction, or other tax item resulting from the Section 338(h)(10) Election on his tax returns to the extent required by applicable law. Stockholder shall also pay any tax imposed on the Company attributable to the making of the Section 338(h)(10) Election, including, but not limited to, (i) any tax imposed under Code Section 1374 and
(ii) any tax imposed on the Company's gain, and Stockholder shall indemnify Purchaser and the Company against any adverse consequences arising out of any failure to pay any such taxes.

      (e) Allocation of Purchase Price. Purchaser and Stockholder agree that the purchase price and the liabilities of the Company (plus other relevant items) will be allocated to the assets of the Company for all purposes (including tax and financial accounting) pursuant to an Allocation Schedule to be agreed upon by the parties. Purchaser, the Company and Stockholder will file all tax returns (including amended returns and claims for refund) and information reports in a manner consistent with such allocation.

      Section 1.3 Closing. The closing of the purchase and sale referred to in
Section 1.1 (the "Closing") shall take place at 10:00 a.m. at the offices of Hall Dickler Kent Friedman & Wood LLP, 909 Third Avenue, New York, New York at such time and date as the parties hereto


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shall by written instrument designate (but in no event later than May 3, 2000).
The Closing shall be deemed to have occurred on, and to be effective from, May 1, 2000 (the "Closing Date").

      Section 1.4 Stockholder's Deliveries at Closing. At the Closing, Stockholder shall deliver to Purchaser the following:

      (a) the Stock with the accompanying signatures and documents set forth in Section 1.1;

      (b) an executed counterpart of the Consulting Agreement to be entered into between Purchaser and Earnest Emery attached hereto as Exhibit B ("Consulting Agreement");

      (c) a resignation of each member of the Board of Directors of the Company and each officer of the Company;

      (d) executed counterparts of the employment agreement to be entered into between Purchaser and William Lambert in the form annexed hereto as Exhibit C ("Employment Agreement");

      (e) all original documents (or copies thereof) and other data, if any, which are in the possession of Stockholder and which are a part of the corporate or business records of the Company;

      (f)   the Closing Certificate referenced in Section 7.11;

      (g)   the legal opinion of Stockholder's counsel required by Section 7.6;

      (h)   all documents referenced in Section 7.9;

      (i)   an executed counterpart of the Escrow Agreement;

      (j) a Certificate of Stockholder as to (i) the accuracy of the documentation delivered to Purchaser pursuant to Section 1.2(b)(i),
            (ii) the status at the Closing of the Company's credit card liability as set forth in Section 1.2(b)(ii) and (iii) the status at the Closing of the Company's Wells Fargo Business Line of Credit as set forth in Section 1.2(b)(iii); and

      (k) such other documents as Purchaser's counsel shall reasonably request.

      Section 1.5 Purchaser's Deliveries at Closing. At the Closing, Purchaser shall deliver to Stockholder the following:

      (a) the purchase price referred to in Section 1.2(a), subject to the adjustments and the escrow deposit set forth in Section 1.2(b) and Section 1.2(c);


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

      (b)   an executed counterpart of the Consulting Agreement;

      (c)   executed counterparts of the Employment Agreement;

      (d)   the legal opinion of Purchaser's counsel required by Section 6.5;

      (e)   the Closing Certificate referenced in Section 6.9;

      (f)   an executed counterpart of the Escrow Agreement; and

      (g) such other documents as Stockholder's counsel shall reasonably request.

      Section 1.6 Bank Accounts. At the Closing, the signature cards of the Company's bank accounts shall be changed to the satisfaction of Purchaser's Chief Financial Officer.

      Section 1.7 Further Assurance. Each party covenants and agrees with the other that it will, whenever and as often as reasonably requested by the other party, do, execute, acknowledge and deliver any and all such other and further acts, assignments, transfers, and any instruments of further assurance, approvals, and consents as may be necessary or proper in order to complete and perfect the transactions contemplated hereby.

                                   ARTICLE II

                REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

      Section 2.1 Representations and Warranties of the Stockholder. The Stockholder represents and warrants to the Purchaser as follows:

      Section 2.2 Ownership of Stock. The Stockholder is the lawful owner of the number of shares of Stock listed in the preamble to this Agreement, which shares constitute 100% of the issued and outstanding capital stock in the Company. Stockholder has been the owner of the Stock since the incorporation of the Company and the initial issuance of the Company's shares. The Stock is free and clear of all liens, encumbrances, restrictions and claims of every kind. The delivery to Purchaser of the Stock pursuant to the provisions of this Agreement will transfer to Purchaser good and marketable title thereto, free and clear of all liens, encumbrances, restrictions (including voting trust agreements) and claims of every kind.

      Section 2.3 Existence and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California. The Company has the full power and authority to own its property and to carry on its business as it is now being conducted. The Company is not qualified to do business as a foreign corporation in any other jurisdiction, and neither the character, nature nor location of the properties owned, leased or operated, or the business conducted, by the Company makes such corporate qualification necessary under the foreign corporation qualification statutes of any other jurisdiction. True and correct copies of the Company's corporate charter and by-laws, certified as such by the Company's President and Secretary, have been delivered to Purchaser, and the


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

Company's board of directors and Stockholder have taken no action to repeal, alter, expand or amend such charter and by-laws and the same remain in full force and effect.

      Section 2.4 Authority. The Stockholder has full legal right, power and authority to make, execute, deliver and perform this Agreement; to sell, assign, transfer and convey the shares of Stock owned by the Stockholder pursuant to this Agreement; and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Stockholder and, assuming due execution and delivery by the Purchaser, constitutes a legal, valid and binding agreement of the Stockholder enforceable against the Stockholder in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general principles of equity.

      Section 2.5 Capitalization. The Company has an authorized capitalization consisting of 1,000,000 shares of common stock, no par value per share, of which 1,000 shares are issued and outstanding and no shares are held in the Company's treasury. All such outstanding shares have been duly authorized and validly issued and are fully paid and non-assessable. There are no outstanding options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements of any character providing for the purchase, issuance or sale of any shares of the capital stock of the Company, other than as disclosed within this Agreement. The Company has not issued any class of stock, including any preferred stock, other than the Stock.

      Section 2.6 No Corporate Subsidiaries or Investment. The Company does not own, directly or indirectly, any capital stock or other equity or ownership or proprietary interest in any corporation, limited liability company, partnership, association, trust, joint venture or any other entity. Stockholder does not own, directly or indirectly, any capital stock or other equity or ownership or proprietary interest in any corporation, partnership, limited liability company, association, trust, joint venture or other entity that competes with the Company or is otherwise involved in the business of manufacturing and selling non-contact infrared temperature measurement devices.

      Section 2.7 Consents and Approvals; No Violation. (a) Neither the execution, delivery and performance of this Agreement and the documents and instruments contemplated hereby by the Stockholder nor the consummation by the Stockholder of the transactions contemplated herein (i) conflict with or will result in a breach of any provision of the Certificate of Incorporation or By-Laws (or other similar governing documents) of the Company; (ii) require any consent, approval, authorization, license, clearance, order or permit of, or filing or registration with or notification or declaration to, any person or any Government Entity (as defined below); (iii) constitute a violation of, or conflict with, or result in a breach of, or constitute a default under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement, lease or other instrument or obligation of any kind to which the Company is a party or by which it may be bound; (iv) create (or cause the acceleration of the maturity of) any debt, obligation or liability pursuant to, or result in the creation or imposition of any security interest, lien, charge or other encumbrance upon any property of the Company under any agreement or commitment to which the Company is a party or by which the Company is bound or to which the Company is subject; or (v) violate any order, writ, injunction,


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

judgment, decree, law, statute, rule, regulation or governmental permit or license applicable to the Company or by which the Company is bound or to which the Company is subject. For purposes of this Agreement, "Government Entity" shall mean any court, federal, state or local government or governmental authority, department, commission, board, bureau, agency or instrumentality, whether domestic or foreign, or any stock exchange.

      (b) Neither the Company nor the Stockholder is subject to, or a party to, any charter, by-law, mortgage, lien, lease, license, permit, agreement, contract, instrument, law, rule, ordinance, regulation, order, judgment or decree, or any other restriction of any kind or character, which (a) materially and adversely affects, or which might reasonably be expected to materially and adversely affect, the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company, or (b) would prevent consummation of the transactions contemplated by this Agreement, compliance by the Stockholder with the terms, conditions and provisions hereof or the continued operation of the Company's business after the date hereof or the Closing Date on substantially the same basis as heretofore operated, or (c) would restrict the ability of the Company to acquire any property or conduct business in any area.

      Section 2.8 Financial Statement. The Stockholder has delivered to Purchaser the unaudited balance sheet of the Company as of December 31, 1999 ("Balance Sheet"), together with the related unaudited statement of operations for the fiscal years ended December 31, 1999 (collectively referred to as the "Financial Statements"). Said Financial Statements present fairly and accurately the financial condition of the Company as of such dates and the results of its operations for the periods covered thereby, all in conformity with generally accepted accounting principles applied on a consistent basis.

      Section 2.9 Undisclosed Liabilities. Except as set forth on the Balance Sheet and as otherwise set forth on Schedule 2.9, the Company has no outstanding claims, liabilities, indebtedness or obligations, fixed or contingent, secured or unsecured, other than those which were incurred subsequent to the date of the Balance Sheet in the ordinary course of business and consistent with past practice not involving borrowings by the Company. There are no dividends declared but unpaid as of the Closing Date.

      Section 2.10 Absence of Certain Changes or Events. (a) Since the date of the Balance Sheet, the business of the Company has been operated only in the ordinary course of business consistent with past practice and there has not been
(i) to the Stockholder's knowledge, information or belief, any legislative or regulatory change which adversely effects the business of the Company, (ii) revocation of any license or rights to do business, fire, explosion, accident, casualty, labor trouble or condemnation which negatively impacts the Company or
(iii) any material change in the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company; and, to the best knowledge, information and belief of the Stockholder, no fact or condition exists or is contemplated or threatened which might cause such a change in the future.

      (b) Since the date of the Balance Sheet, except as expressly contemplated by this Agreement or as set forth on Schedule 2.10.2, the Company has not (i) incurred any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except in the


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

ordinary course of business, (ii) permitted any of its assets to be subjected to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind (other than Permitted Liens (as defined in Section 2.11)),
(iii) sold, transferred or otherwise disposed of any assets except in the ordinary course of business, (iv) made any capital expenditure or commitment therefor, except in the ordinary course of business, (v) declared or paid any dividend or made any distribution on any shares of its capital stock, (vi) redeemed, purchased or otherwise acquired any shares of its capital stock, (vii) granted or issued any option, warrant or other right to purchase, acquire or vote any shares of its capital stock, (viii) made any bonus or profit sharing distribution or payment of any kind, (ix) increased its indebtedness for borrowed money, except current borrowing from banks in the ordinary course of business, or made any loan to any person, (x) written off as uncollectible any notes or accounts receivable, except write-offs in the ordinary course of business charged to applicable reserves, none of which individually or in the aggregate is material to the Company, (xi) granted any increase in the rate of wages, salaries, bonuses or other remuneration of any executive employee or other employees, (xii) canceled or waived any claims or rights of substantial value, (xiii) made any change in any method of accounting or auditing practice,
(xiv) otherwise conducted its business or entered into any transaction, except in the usual and ordinary manner and in the ordinary course of business, or (xv) agreed, whether or not in writing, to do any of the foregoing.

      Section 2.11 Title to Properties; Liens. Except for any liens or other matters disclosed on Schedule 2.11 attached hereto, the Company has good, marketable and valid title to (i) all of its properties and assets (real and personal, tangible and intangible), including, without limitation, all of the properties and assets reflected in the Balance Sheet (except for properties and assets sold or otherwise disposed of in the ordinary course of business subsequent to the date of the Balance Sheet), and (ii) all of the properties and assets purchased by the Company since the date of the Balance Sheet; in each case free and clear of all mortgages, security interests, liens, claims, charges, pledges, restrictions, defects or other encumbrances of any nature whatsoever (collectively, "Liens"), except for (a) Liens reflected in the Balance Sheet or on Schedule 2.11; (b) Liens for current taxes and assessments not yet due or which are being contested in good faith; and (c) any workers', repairmen's, warehousemen's and carriers Liens arising in the ordinary course of business (Liens described in clauses (a) through (c), inclusive, are hereinafter referred to as "Permitted Liens").

      Section 2.12 Intellectual Property. Unless otherwise set forth on Schedule 2.12, the Company owns no Intellectual Property. As used herein, "Intellectual Property" means patents, patent rights, licenses, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights, know-how, technology, trade secrets, proprietary information or similar rights which are material to the conduct of the business of the Company. Stockholder, as an individual, has no right, title or interest in any Intellectual Property used by the Company or which could be used by the Company in the future. To the extent that the Company does not own the entire right, title and interest in and to any item of Intellectual Property, each such item of Intellectual Property is used pursuant to an agreement or license and, except as may be set forth on
Schedule 2.12, each such agreement or license is valid and enforceable and in full force and effect, and the Company is not in default under or in breach of any such license or agreement. The Company is not infringing, or otherwise acting adversely to, the right of any person under or in respect to, any patent, license, trademark, trade name, service


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

mark, copyright or similar intangible right. Unless otherwise set forth on
Schedule 2.12, (i) no claims have been asserted by any person to the use of any of the Intellectual Property used or owned by the Company, (ii) no claims have been asserted by any person challenging or questioning the validity or effectiveness of any license or agreement relating to the Intellectual Property to which the Company is a party, and (iii) there are no pending or threatened proceedings or litigation or other adverse claims affecting or with respect to the Intellectual Property.

      Section 2.13 Insurance. Set forth on Schedule 2.13 attached hereto is a complete and accurate list of all insurance policies, including the amounts thereof, maintained by the Company, true and correct copies of which have been delivered to Purchaser. Such policies are in full force and effect. Such policies, with respect to their amounts and types of coverage, are adequate to insure fully against risks to which the Company is normally exposed in the operation of its business. Since the inception of each of the Company's liability insurance policies, there has not been any material adverse change in the Company's relationship with its insurers or in the premiums payable pursuant to such policies.

      Section 2.14 Employee Benefit Plans.

            2.14.1 List of Plans. Schedule 2.14.1 to this Agreement lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, incentive, deferred compensation, retiree, medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all termination, severance or other benefit plans, programs or arrangements, and all termination, severance or other contracts or agreements, whether formal or informal, whether or not set forth in writing, whether covering one person or more than one person, and whether or not subject to any of the provisions of ERISA, which are maintained, contributed to or sponsored by the Company for the benefit of any employee or which otherwise cover any employee or former employee of the Company (each item so listed on Schedule 2.14.1 being referred to herein individually, as a "Plan" and collectively, as the "Plans"). The Stockholder has delivered to Purchaser a complete and accurate copy (where applicable) of (i) each written Plan and description of any unwritten Plan (including all amendments thereto whether or not such amendments are currently effective), (ii) each summary plan description and summary of material modifications relating to a Plan, (iii) each trust agreement or other funding arrangement with respect to each Plan, including insurance contracts, (iv) the most recently filed Internal Revenue Service Form 5500 relating to each Plan (if any), (v) the most recently received Internal Revenue Service determination letter for each Plan and (vi) the most recently prepared actuarial reports and the three most recently prepared financial statements, if applicable, in connection with the Plan. Except as set forth on Schedule 2.14.1, neither Stockholder nor the Company has made any express or implied commitment, whether legally enforceable or not, (a) to create or cause to exist any other employee benefit plan, program or arrangement or (b) to modify, change or terminate any Plan.

            2.14.2 Severance. Except as set forth in Schedule 2.14.2, none of the Plans, or any employment agreement or other contract to which the Company is a party or bound, provides for the payment of or obligates the Company to pay separation, severance, termination or


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similar-type benefits to any person or obligates the Company to pay separation, severance, termination or similar-type benefits solely as a result of any transaction contemplated by this Agreement or as a result of a "change in control," within the meaning of such term under Section 280G of the Code.

            2.14.3 Multi-Employer Plans. Neither the Company nor any ERISA Affiliate (as herein defined) has maintained, contributed to or participated in a multi-employer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA or a multiple employer plan subject to Sections 4063 and 4064 of ERISA) nor has any obligations or liabilities, including withdrawal or successor liabilities, been incurred or will be incurred regarding any such plan. As used herein, the term "ERISA Affiliate" means any person that, together with the Company, is considered a "single employer" pursuant to Section 4001(b) of ERISA.

            2.14.4 Welfare Benefit Plan. Schedule 2.14.4 sets forth a complete and accurate list of each Plan which provides or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company. Except as set forth in Schedule 2.14.4, the Company has expressly reserved the right, in all Plan documents relating to welfare benefits provided to employees, former employees, officers, directors and other participants and beneficiaries, to amend, modify or terminate at any time the Plans which provide for welfare benefits and Stockholder is not aware of any fact, event or condition that could reasonably be expected to restrict or impair such right.

            2.14.5 Administrative Compliance. Each Plan is now and has been operated in all material respect in accordance with the requirements of all applicable law, including, without limitation, ERISA and the Code, and the regulations and authorities published thereunder. The Company has performed all material obligations required to be performed by it under, is not in any respect in default under or in violation of, and Stockholder has no knowledge of any default or violation by any party to, any Plan. Except as set forth on Schedule 2.15, no legal action, suit, audit, investigation or claim is pending or to the best knowledge, information and belief of Stockholder threatened, with respect to any Plan (other than claims for benefits in the ordinary course) and, to the best knowledge, information and belief of Stockholder, and except as set forth on Schedule 2.15, no fact, event or condition exists and would be reasonably likely to provide a legal basis for any such action, suit, audit, investigation or claim. All reports, disclosures, notices and filings with respect to such Plans required to be made to employees, participants, beneficiaries, alternate payees and government agencies have been timely made or an extension has been timely obtained.

            2.14.6 Tax Qualification. Except as set forth on Schedule 2.14.6, each Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service that it is so qualified and each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the Internal Revenue Service that it is so exempt, and to the best knowledge, information and belief of Stockholder, no fact or event has occurred or condition exists since the date of such determination letter from the Internal Revenue Service which would be reasonably likely to adversely affect the qualified status of any such Plan or the exempt status of any such trust.


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

            2.14.7 Funding; Excise Taxes. Except as set forth on Schedule 2.14.7, there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan, subject to ERISA. The Company has not incurred any liability for any excise tax arising under Sections 4971, 4972, 4975, 4976, 4977, 4978, 4978B, 4979, 4980 or 4980B of
the Code or any civil penalty arising under Sections 502(i) or 502(I) of ERISA, and, to the best knowledge, information and belief of Stockholder, no fact, event or condition exists which could give rise to any such liability. Neither the Company nor any ERISA Affiliate has incurred any liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation ("PBGC"), or contributions to a Plan, in either case arising in the ordinary course), including, without limitation, any liability in connection with the termination of any employee benefit plan subject to Title IV of ERISA (a "Title IV Plan"); and, to the best knowledge, information and belief of Stockholder, no fact, event or condition exists which could give rise to any such liability. No Title IV Plan maintained by the Company or any ERISA Affiliate had an accumulated funding deficiency (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived, as of the most recently ended year of such Plan. None of the assets of the Company or any ERISA Affiliate is the subject of any Lien arising under Section 302(f) of ERISA or Section 412(n) of the Code; neither the Company nor any ERISA Affiliate has been required to post any security under Section 307 of ERISA or Section 401(a)(29) of the Code; and to the best knowledge, information and belief of the Stockholder, no fact or event exists which could give rise to any such Lien or requirement to post any such security.

            2.14.8 Tax Deductions. All contributions, premiums or payments required to be made, paid or accrued with respect to any Plan have been made, paid or accrued on or before their due dates, including extensions thereof. All such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any government entity and to the best knowledge, information and belief of the Stockholder, no fact or event exists which could give rise to any such challenge or disallowance.

      Section 2.15 Litigation. Except as set forth on Schedule 2.15, there is no action, suit, proceeding at law or in equity, arbitration or administrative or other proceeding by or before (or to the best knowledge, information and belief of the Stockholder, any investigation by) any governmental or other instrumentality or agency, pending, or, to the best knowledge, information and belief of the Stockholder, threatened, against or affecting the Stockholder, the Company or any of its properties or rights; and the Stockholder does not know of any valid basis for any such actions, proceedings or investigations. The foregoing representation includes any suit or proceeding in which the Company is either a plaintiff or a defendant. The Company is not subject to any judgment, order or decree entered in any lawsuit or proceeding which could have a material adverse affect on the results of operations or prospects of the Company or could prevent the consummation of the transactions contemplated by this Agreement.

      Section 2.16 Taxes. (a) Definition. For purposes of this Agreement, the term "Taxes" means all taxes, assessments, charges, duties, fees, levies or other governmental charges, including, without limitation, all Federal, state, local, foreign and other income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, license, payroll, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a return), and all estimated taxes, deficiency assessments, additions to tax, penalties, and interest.

      (b) Tax Returns. The Company has timely filed or caused to be timely filed with the appropriate taxing authorities all returns, statements, forms and reports for Taxes (the "Returns") that are required to be filed by, or with respect to, the Company on or prior to the Closing Date, and no extensions with respect to such tax returns have (or as of the Closing Date will have) been requested or granted. The Returns accurately reflect all liability for Taxes of the Company for the periods covered thereby.

      (c) Payment of Taxes. All Taxes and Tax liabilities of the Company due for all taxable years or periods that end on or before the Closing Date have been timely paid or will be timely paid in full.

      (d) Other Tax Matters. (i) No audit of the Company or other examination of Taxes by the appropriate tax authorities of any nation, state or locality is currently in progress (or scheduled as of the Closing Date to be conducted), or has ever been requested or performed.

            (ii) No notices have been received by the Company from any taxing authority relating to any issue which could affect the Tax liability of the Company within the seven (7) year period prior to the execution of this Agreement.

            (iii) Neither the Stockholder nor the Company has, as of the date hereof or the Closing Date, (A) entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes of the Company, (B) applied for and has not yet received a ruling or determination from a taxing authority regarding a past or prospective transaction of the Company, or (C) is presently contesting the Tax liability of the Company before any court, tribunal or agency.

            (iv) The Company is not required to be included in any "consolidated" or "combined" tax return under the law of the United States, any state or locality with respect to Taxes.

            (v) The Company has not applied for, been granted, or agreed to any accounting method change for which it will be required to take into account any adjustment under the Code.

            (vi) All Taxes relating to the income, properties or operations of the Company which the Company is required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable.

            (vii) There are no tax sharing or allocation agreements in effect on the Closing Date as between the Stockholder or any predecessor or affiliate thereof and the Company with respect to Taxes.

            (viii) Since the incorporation of the Company and the initial issuance of the Company's shares to Stockholder, there has not been an "ownership change" within the meaning of Section 382(g) of the Code involving the Company.

            (ix) No property of the Company is "tax-exempt use property" within the meaning of Section 168(h) of the Code nor property that the Purchaser will be required to treat as being owned by another person pursuant to Section 168 of the Code (or any corresponding provision of prior law).

            (x) The Stockholder is not a "foreign person" within the meaning of
Section 1445 of the Code.

            (xi) The Company is not a party to any agreement that would require the Company to make any payment that would constitute an "excess parachute payment" for purposes of Sections 280G and 4999 of the Code.

            (xii) The Company is a valid subchapter S corporation and has filed all required state and federal documentation to make and maintain such election and further has acted and will act in accordance with all rules and regulations governing such election at all times up to the Closing, although the parties acknowledge and agree that the Company's election will end upon the Closing.

            (xiii) The Company will not be liable for any Tax under Code Section 1374 in connection with the deemed sale of the Company's assets (including the assets of any qualified subchapter S subsidiary) caused by the Section 338(h)(10) Election. Neither the Company nor any qualified subchapter S subsidiary of the Company has, in the past 10 years, (a) acquired assets from another corporation in a transaction in which the Company's Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (b) acquired the stock of any corporation which is a qualified subchapter S subsidiary.

      Section 2.17 Leases. Attached as Schedule 2.17 is a complete and accurate list and description of all leases to which the Company is a party (as lessee or lessor) (true and correct copies of which leases have been delivered or made available by Stockholder to Purchaser) (each a "Lease" and collectively the "Leases"). Each Lease is in full force and effect; all rents and additional rents due to date on each such Lease have been paid; in each case, the lessee has been in peaceable possession since the commencement of the original term of such Lease and is not in default thereunder and no waiver, indulgence or postponement of the lessee's obligations thereunder has been granted by the lessor; and there exists no default or event of default or event, occurrence, condition, act or contemplated future event (including the proposed purchase and sale of the Stock hereunder) which, with the giving of notice or the lapse of time, or both, would become a default or event of default under such Lease. The Company has not violated any of the material terms or conditions under any such Lease and, all of the covenants to be performed by any other party under any such Lease have been fully performed in all material respects. The property leased by the Company is in a state of good maintenance and repair and is adequate and suitable for the purposes for which it is presently being used. No consent or approval of any person is required under any Lease in connection with the consummation of the transactions contemplated by this Agreement.

      Section 2.18 Material Agreements; Employment Agreements. (i) Except as set forth on Schedule 2.18 attached hereto, the Company neither has nor is bound by
(a) any agreement, contract or commitment relating to the employment of any person by the Company, or any bonus, deferred compensation, pension, profit sharing, stock option, employee stock purchase, retirement or other employee benefit plan (collectively, the "Existing Company Employment Agreements"), (b) any agreement, indenture or other instrument pursuant to which the Company has borrowed money or guaranteed indebtedness for borrowed money or contains restrictions with respect to the payment of dividends or any other distribution in respect of its capital stock, (c) any agreement, contract or commitment relating to capital expenditures, (d) any loan or advance to, or investment in, any person or any agreement, contract or commitment relating to the making of any such loan, advance or investment, (e) any guarantee or other contingent liability in respect of any indebtedness or obligation of any person (other than the endorsement of negotiable instruments for collection in the ordinary course of business), (f) any management service, consulting or any other similar type contract, (g) any agreement, contract or commitment limiting the ability of the Company to engage in any line of business or to compete with any person, (h) any agreement, contract or commitment not entered into in the ordinary course of business which involves payment by the Company of $5,000 or more in any calendar year and is not cancelable by the Company without penalty within 30 days or (i) any agreement, contract or commitment which could reasonably be expected to have a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company (the agreements, commitments and contracts referred to in clauses (a) through (i), inclusive, hereinafter sometimes referred to individually as a "Contract" and collectively as the "Contracts"). Each of the Contracts (true and correct copies of which have been delivered or made available by the Stockholder to Purchaser) is in full force and effect, and there exists no default or event of default or occurrence, condition, act or event contemplated by this Agreement or within the knowledge of the Stockholder likely or planned (including the proposed purchase and sale of the Stock hereunder) which, with the giving of notice or the lapse of time, or both, would become a default or event of default thereunder. The Company has not violated any of the material terms or conditions of any of the Contracts, and, to the Stockholder's knowledge, information and belief, all of the covenants to be performed by any other party thereto have been fully performed. Except as set forth on Schedule 2.7, no consent or approval of any person is required under any Contract in connection with the consummation of the transactions contemplated by this Agreement.

            (ii) Except as set forth on Schedule 2.18, all of the Existing Company Employment Agreements and all oral employment relationships to which the Company is a party, if any, are "at-will" employment arrangements which may be terminated at any time and without cost or penalty to the Company. No severance policies, whether oral or written, exist with respect to any employee of the Company.

      Section 2.19 Compliance with Laws and Export Control Regulations. The Company is in material compliance with all applicable laws, ordinances, regulations, orders, judgments and decrees. All governmental approvals, permits and licenses required for the Company to conduct its business as presently conducted have been obtained and are in full force and effect, and the Company is in compliance with all such permits and licenses. Except as set forth on Schedule 2.19, none of the Company's products or underlying information or technology has been exported or otherwise distributed by the Company(i) into Cuba, Iraq, Iran, Libya, North Korea, Sudan, Syria, or any other country to which the United States has embargoed goods, or to a national or resident of any of such countries; or (ii) to anyone on the United States Treasury Department's list of Specially Designated Nationals or the U.S. Commerce Department's Table of Deny Orders.

      Section 2.20 Books and Records. Records of the proceedings of incorporators, stockholders, directors and committees of directors of the Company and stock records and stock ledgers of the Company which are maintained by the Company have been made available to Purchaser or their representatives. Except as set forth on Schedule 2.20, the records, books and ledgers maintained by the Company accurately reflect all proceedings of, and actions taken by, the stockholders and directors of the Company from the date of its incorporation to and including the date of this Agreement. Written copies of the minutes of all actions taken by the stockholders and directors after the date of this Agreement through and including the Closing Date, duly certified by the Company's President and Secretary, shall be supplied to the Purchaser prior to the Closing. The Company does not have any of its business records, systems, controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the Company.

      Section 2.21 Employment Relations. (a) The Company is in compliance with all Federal, state or other applicable laws, domestic or foreign, respecting employment and employment practices, terms and conditions of employment and wages and hours, and has not and is not engaged in any unfair labor practice;
(b) no unfair labor practice complaint against the Company is pending before the National Labor Relations Board; (c) there is no labor strike, dispute, slowdown or stoppage actually pending or, to the best knowledge, information and belief of the Stockholder, threatened against or involving the Company; (d) no representation question exists respecting the employees of the Company; (e) no grievance exists; (f) no arbitration proceeding arising out of or under any collective bargaining agreement is pending and no claim therefor has been asserted; (g) no collective bargaining agreement exists or is currently being negotiated by the Company; (h) the Company has not experienced any work stoppage or any other labor difficulty during the last three years; and (i) to the best knowledge, information and belief of Stockholder, no employee of the company has filed a complaint with the Company's management or otherwise which alleges that he or she has been subjected to any form of discrimination, including racial discrimination, age discrimination, discrimination in violation of the Americans With Disabilities Act or discrimination in violation of Title VII of the Civil Rights Act of 1964 (i.e. sexual discrimination). Except for the Purchaser's limited assumption, pursuant to the provisions of Section 3.6 hereof, of the Company's obligations to make payment of the accrued vacation pay due to the six employees identified on Schedule 3.6 hereof, the Company shall be solely responsible for the payment of any termination, severance or accrued vacation payments or benefits which may be or become due and owing to all of the Company's employees. There has not been, and to the best knowledge, information and belief of the Stockholder there will not be, any adverse change in relations with persons who shall continue as employees of the Company after the Closing as a result of the announcement or consummation of the transactions contemplated by this Agreement.

      Section 2.22 Customers and Supplier Relations. There has not been, and to the best knowledge, information and belief of the Stockholder (after due and careful inquiry) there will not be, any material adverse change in relations with any of the Company's material customers or suppliers as a result of any announcement or consummation of the transactions contemplated by this Agreement.

      Section 2.23 Interests in Customers, Suppliers, Etc. None of the Stockholder, the Company or the Company's officers or directors possess, directly or indirectly, any financial interest in, or is a director, officer or employee of, any person which is a customer, supplier, lessor, lessee, or competitor or potential competitor of the Company. Ownership of securities of a public company not in excess of 1% of any class of such securities shall not be deemed to be a financial interest for purposes of this Section 2.23.

      Section 2.24 Working Capital: Accounts Receivable, Work-in-Progress. Except as otherwise provided in Schedule 2.24, the amount of all accounts receivable and other debts due or recorded in the records and books of account of the Company as being due to the Company as at the Closing Date will be good and collectible in full within 120 days after the Closing Date; and none of such accounts receivable or other debts is, or at the Closing Date will be, subject to any counterclaim or set-off. Except with respect to the accounts receivable of certain international customers who may take as long as nine months to pay their obligations to the Company, the amount of all work-in-progress appearing in the records and books of account of the Company as at the Closing Date will be good and collectible in full prior to the earlier of (a) 120 days after the Closing Date, or (b) 120 days after such amounts are billed; and none of the accounts receivable or other debts arising therefrom will be subject to any counterclaim or set-off. There has been no material adverse change since the date of the Balance Sheet in the amount of accounts receivable or other debts due the Company, or accounts payable of the Company, from that reflected in the Balance Sheet.

      Section 2.25 Bank Accounts, Powers of Attorney; Employees. (a) Set forth on Schedule 2.25(a) attached hereto is an accurate and complete list showing (i) the name and address of each bank in which the Company has an account or safe deposit box, the number of any such account or any such box, and the names of all persons authorized to draw thereon or to have access thereto, (ii) the names of all persons, if any, holding powers of attorney from the Company and a summary statement of the terms thereof.

      (b) Set forth in Schedule 2.25(b) is a list of the names of all persons whose compensation from the Company exceeds an annualized rate of $50,000, together with the amount of such compensation and the terms thereof.

      Section 2.26 Brokers. There is no broker or finder or other person who would have any valid claim against the Stockholder or the Company for a fee, commission or brokerage in connection with this Agreement or the transactions contemplated hereby. The Stockholder shall be responsible for any fees and expenses of any broker, finder or other. person engaged by or on behalf of the Stockholder or the Company or otherwise claiming through any of them in connection with the transactions contemplated by this Agreement.

      Section 2.27 Environmental, Health, and Safety Matters.

      (a) The Company has complied and is in compliance with all environmental, health, and safety requirements.

      (b) Without limiting the generality of the foregoing, the Company has obtained and complied with, and is in compliance with, all permits, licenses and other authorizations that are required pursuant to environmental, health, and safety requirements for the occupation of its facilities and the operation of its business.

      (c) The Company has not received any written or oral notice, report or other information regarding any actual or alleged violation of environmental, health, and safety requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to it or its facilities arising under environmental, health, and safety requirements.

      (d) None of the following exists at any property or facility owned or operated by the Company: (1) underground storage tanks, (2) asbestos-containing material in any form or condition, (3) materials or equipment containing polychlorinated biphenyls, or (4) landfills, surface impoundments, or disposal areas.

      (e) The Company has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to liabilities, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Solid Waste Disposal Act, as amended ("SWDA") or any environmental, health and safety requirements.

      (f) Neither this Agreement nor the consummation of the transaction that is the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called "transaction-triggered" or "responsible property transfer" environmental, health, and safety requirements.

      (g) The Company has not either expressly or by operation of law, assumed or undertaken any liability, including without limitation any obligation for corrective or remedial action, of any other person relating to environmental health and safety requirements.

      (h) No facts, events or conditions relating to the past or present facilities, properties or operations of the Company will prevent, hinder or limit continued compliance with environmental, health, and safety requirements, give rise to any investigatory, remedial or corrective obligations pursuant to environmental, health, and safety requirements, or give rise to any other liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to environmental, health, and safety requirements, including without limitation any relating to onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.

      Section 2.28 Year 2000 Compliance. None of the computer software, computer firmware, computer hardware (whether general or special purpose) or other similar or related items of automated computerized or software systems that are used or relied on by the Company in the conduct of its business and none of the products and services sold, licensed, rendered or otherwise provided by the Company in the conduct of its business will malfunction, cease to function, generate incorrect data or produce incorrect results when processing, providing or receiving (i) date-related data from, into and between the twentieth and twenty-first centuries or (ii) date-related data in connection with any valid date in the twentieth and twenty-first centuries.

            The Company has not made any representations or warranties regarding the ability of any product or service sold, licensed, rendered, or otherwise provided by the Company in the conduct of its business to operate without malfunction, to operate without ceasing to function, to generate correct data or to produce correct results when processing, providing or receiving (i) date-related data from, into and between the twentieth and twenty-first centuries and (ii) date-related data in connection with any valid date in the twentieth and twenty-first centuries.

      Section 2.29 Disclosure. None of this Agreement, the Financial Statements or any Exhibit, Schedule, document or certificate delivered in accordance with the terms hereof, contains any untrue statement of a material fact, or omits any statement of a material fact necessary in order to make the statements contained herein or therein not misleading. Except for general economic conditions, there is no fact known to the Stockholder which materially and adversely affects the business, results, or operations, prospects or condition, financial or otherwise, of the Company which has not been set forth in this Agreement, in the Financial Statements or in the Exhibits, Schedules or certificates or statements in writing furnished to Purchaser by or on behalf of the Stockholder or by any of the Company's directors or officers in connection with the transactions contemplated by this Agreement.

                                   ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

      Section 3. Representations and Warranties of Purchaser. The Purchaser represents and warrants to the Stockholder as follows:

      Section 3.1 Organization. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey and has the full power and authority to carry on its business as it is now being conducted and to engage in the transactions contemplated hereby.

      Section 3.2 Purchaser's Authority. The Purchaser has full power and authority to make, execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. All actions necessary to be taken by or on the part of the Purchaser to make, execute, deliver and perform this Agreement and consummate the transactions contemplated hereby have been duly authorized and approved by all required corporate action of the Purchaser and have been validly taken. This Agreement has been duly and validly executed and delivered by the Purchaser and, assuming due execution and delivery by the Stockholder, constitutes a legal, valid and binding agreement of the Purchaser enforceable against the Purchaser in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general principles of equity.

      Section 3.3 Consents and Approvals; No Violation. Neither the execution, delivery and performance of this Agreement and the documents and instruments contemplated hereby by Purchaser nor the consummation by Purchaser of the transactions contemplated hereby (i) conflict with or will result in any breach of any provision of the Certificate of Incorporation or By-Laws (or other similar governing documents) of Purchaser, (ii) require any approval, except for the approval of the Boards of Directors of Purchaser, (iii) constitute a violation of, or conflict with, or result in a breach of, or constitute a default under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement, lease or other instrument or obligation of any kind to which Purchaser is a party or by which it may be bound, or (iv) violate any order, writ, injunction, judgment, decree, law, statute, rule, regulation or governmental permit or license applicable to Purchaser or by which it is bound or to which it is subject.

      Section 3.4 Acquisition for Investment. Purchaser will acquire the Stock from the Stockholder for its own account for investment and not with a view toward any distribution thereof.

      Section 3.5 Brokers. Except for the fees owed by Purchaser to Catalyst Financial Corp. ("Catalyst"), there is no broker or finder or other Person who would have any valid claim against Purchaser for a fee, commission or brokerage in connection with this Agreement or the transactions contemplated hereby as a result of any agreement, understanding or action by Purchaser. Purchaser shall be responsible for any fees and expenses of Catalyst and any other broker, finder or other person engaged by or on its behalf or otherwise claiming through Purchaser in connection with the transactions contemplated by this Agreement.

      Section 3.6 Limited Payment of Accrued Vacation Pay to Company Employees.
Schedule 3.6 hereof identifies the six employees of the Company who shall continue to be employed by the Company, or who shall be employed by the Purchaser on and after the Closing Date (the "Continuing Employees"). The Purchaser shall assume, to the extent set forth on Schedule 3.6, the payment of the vacation pay which has accrued to each of the Continuing Employees during their employment by the Company. Except for the Purchaser's limited assumption and payment of such accrued vacation pay, the Company shall be solely responsible for the payment of any additional vacation pay which may be due and owing to the Continuing Employees as a result of their employment by the Company.

                                   ARTICLE IV

                                OTHER AGREEMENTS

      Section 4.1 Conduct of Business of the Company Prior to Closing. Except as permitted or required by this Agreement, during the period from the date of this Agreement to the Closing Date, the Stockholder shall cause the Company to conduct its business and operations only according to its ordinary and usual course of business consistent with past practice and to use its best efforts to preserve intact its business organization, keep available the services of its employees and to maintain satisfactory relationships with licensors, suppliers, distributors, customers and others having business relationships with it. Without limiting the foregoing, pending the Closing Date and except as contemplated by this Agreement or as may be first approved in writing by Purchaser, the Stockholder agrees that the Company shall (a) maintain its Certificate of Incorporation and By-Laws (or other similar governing documents) in their form on the date of this Agreement, (b) shall not (x) sell, transfer or otherwise dispose of or abandon any of its assets or properties or (y) purchase or otherwise acquire any assets or properties, except in the ordinary course of business (for purposes of this clause (b), the acquisition or disposition of any single asset having a value of $5,000 or more shall be deemed to be not in the ordinary course of business), (c) shall not incur any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except in the ordinary course of business, (d) shall not increase or decrease the compensation payable or to become payable by the Company to any officer, employee or agent of the Company other than in the ordinary course of business consistent with past practice, or increase or decrease the rate or term of any bonus, insurance, pension or other employee benefit plan, payment, or arrangement made to, for or with any such officers, employees or agents (unless already accrued), (e) shall not make any bonus or profit sharing distribution or payment of any kind, (f) shall not enter into any agreement, contract, commitment or transaction (including, without limitation, any borrowing, capital expenditure or capital financing) except agreements, contracts, commitments or transactions entered into in the ordinary course of business consistent with past practice, (g) shall not make any capital expenditure or commitment therefor, except in the ordinary course of business, (h) shall not violate, or commit a breach of or a default under, any Contract or Lease, (i) shall not write-off as uncollectible any notes or accounts receivable, except write-offs in the ordinary course of business charged to applicable reserves, (j) shall not create any security interest or Lien on any of its assets or properties other than Permitted Liens, (k) shall not cancel or waive any claims or rights of material value, (l) shall not make any change in any method of accounting or auditing practice, (m) shall not create, incur or assume any indebtedness for money borrowed or increase any indebtedness of the Company for money borrowed, (n) shall not assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any person, (o) shall not declare or pay any dividend or distributions with respect to the Stock, and (p) shall not agree, whether or not in writing, to do any of the foregoing. The Stockholder agrees not to take any action, or omit to take any action, which would cause the representations and warranties contained in Article II to be untrue or incorrect. During the period from the date of this Agreement to the Closing Date, the Stockholder shall cause the Company (i) to confer on a regular and frequent basis with one or more designated representatives of Purchaser to report material operational matters and to report the general status of the ongoing operations of the Company, (ii) to notify Purchaser of any unexpected emergency or other change in the normal course of the business or in the operation of the business of the Company and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), adjudicatory proceedings, budget meetings or submissions involving the Company, and (iii) to keep Purchaser fully informed of such events and permit its representatives prompt access to all materials prepared in connection therewith.

      Section 4.2 Exclusive Dealing. During the period from the date of this Agreement to the Closing Date, the Stockholder shall not, and shall cause the Company to not take any action to, directly or indirectly, encourage, initiate or engage in discussions or negotiations with, or provide any information to, any person other than Purchaser and its affiliates and representatives, concerning any purchase of the Stock or any merger or sale of substantial assets or similar transaction involving the Company.

      Section 4.3 Review of the Company. The Purchaser may, prior to the Closing Date, either directly or through its representatives, review and investigate the properties, books and records of the Company and its financial and legal condition to the extent it deems necessary or advisable to familiarize itself with the properties and business and other matters of the Company (such review and investigation is hereinafter referred to as the "Due Diligence Review"); such Due Diligence Review shall not, however, affect the right of Purchaser to rely upon (i) the representations and warranties made by the Stockholder in this Agreement, and (ii) all information contained in the Exhibits, Schedules and certificates or statements in writing furnished prior to or on the Closing Date to Purchaser by or on behalf of the Stockholder or by any of the Company's directors or officers in connection with the transactions contemplated by this Agreement. The Stockholder shall cause the Company to permit Purchaser and its representatives to have full access (during business hours, upon reasonable request with notice) to the premises and to all the books and records of the Company and shall cause the Company to furnish Purchaser with such financial and operating data and other information with respect to the business and properties of the Company as Purchaser shall from time to time reasonably request. The Purchaser's Due Diligence Review shall be conducted in a manner which shall not, in any way, disrupt the business of the Company. Before the Purchaser may commence its Due Diligence Review, the Stockholder shall set forth the reasonable parameters and rules which shall govern Purchaser's conduct of the Due Diligence Review and Purchaser's requirements of discretion and confidentiality pertaining thereto. The Purchaser shall strictly follow the Stockholder's parameters and rules. In the event of termination of this Agreement, Purchaser shall keep confidential any information obtained from the Stockholder or the Company concerning the properties, operations and business of the Company (unless readily ascertainable from public or published information or trade sources) until the same becomes ascertainable without breach by Purchaser of its obligations hereunder and shall, upon the written request of the Stockholder, return to the Company (whether obtained prior to or after execution of this Agreement) any schedules, statements, documents or other written information obtained in connection therewith. The Stockholder shall deliver or cause to be delivered to Purchaser on the

Closing Date, and at such other times and places as shall be reasonably agreed upon, such additional instruments, documents, certificates and opinions as Purchaser and its counsel may reasonably request for the purpose of (a) verifying the information set forth in this Agreement and (b) consummating or evidencing the transactions contemplated by this Agreement.

      Section 4.4 Public Announcement. Except as otherwise required by law or regulation and except as may be required under the rules of any self-regulatory organization with jurisdiction over either party, no party hereto shall issue or make any press release or any other public disclosure or announcement concerning the transactions contemplated by this Agreement without the prior written consent of the other party hereto as to the timing, content and manner of presentation of such press release or public disclosure, which consent shall not be unreasonably withheld. The foregoing limitations on public announcements shall not apply to any public announcement required to be made by applicable law and no consent for any such announcement shall be required, provided, however, that the Stockholder shall be entitled to review any such announcement prior to its issuance or release to the public.

      Section 4.5 Tax Matters. The following provisions shall govern the allocation of responsibility as between Purchaser and Stockholder for certain tax matters following the Closing Date:

      (a) Tax Periods Ending on or Before the Closing Date. Purchaser shall prepare or cause to be prepared and file or cause to be filed all tax returns for the Company for all periods ending on or prior to the Closing Date which are filed after the Closing Date. Purchaser shall permit Stockholder to review and comment on each such tax return described in the preceding sentence prior to filing. Stockholder shall reimburse Purchaser for Taxes of the Company with respect to such periods within fifteen (15) days after payment by Purchaser or the Company of such Taxes to the extent such Taxes are not reflected in the reserve for tax liability shown on the face of the Balance Sheet.

      (b) Tax Periods Beginning Before and Ending After the Closing Date. Purchaser shall prepare or cause to be prepared and file or cause to be filed any tax returns of the Company for tax periods which begin before the Closing Date and end after the Closing Date. Stockholder shall pay to Purchaser within fifteen (15) days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such taxable period ending on the Closing Date to the extent such Taxes are not reflected in the reserve for tax liability shown on the face of the Balance Sheet. For purposes of this Section, in the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such taxable period ending on the Closing Date shall
(x) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (y) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date. Any credits relating to a taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Company.

      (c) Cooperation on Tax Matters.

            (i) Purchaser and Stockholder shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of tax returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Stockholder agrees (A) to retain all books and records with respect to Tax matters pertinent to Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Purchaser or Stockholder, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company or Stockholder, as the case may be, shall allow the other party to take possession of such books and records.

            (ii) Purchaser and Stockholder further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

            (iii) Purchaser and Stockholder further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Section 6043 of the Code and all Treasury Department Regulations promulgated thereunder.

      (d) Tax Sharing Agreements. All tax sharing agreements or similar agreements with respect to or involving the Company shall be terminated as of the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder.

      (e) Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the transactions contemplated hereunder shall be paid by Stockholder when due, and Stockholder will, at his own expense, file all necessary tax returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other taxes and fees, and, if required by applicable law, Purchaser and/or the Company will join in the execution of any such tax returns and other documentation.

      (f) Controversies. Purchaser shall have the sole right to control any audit or examination or other proceeding by any taxing authority (a "Proceeding"), initiate any claim for refund or amend any tax return, and contest, resolve and defend against any assessment for additional taxes, notice of tax deficiency or other adjustment of taxes of, or relating to, the

Company; provided, however, that neither Purchaser nor its affiliates shall enter into any settlement of any such contest or otherwise compromise any issue that would require payment by the Stockholder of any amount under Section 9.2 with respect to Taxes, without the prior written consent of the Stockholder, which consent shall not be unreasonably withheld. In the case of a Proceeding with respect to Taxes for which Stockholder may be liable pursuant to this Agreement, or as a result of being a Stockholder of the Company prior to the Closing Date, Purchaser shall promptly inform Stockholder and shall afford Stockholder, at Stockholder's expense, the opportunity to participate with the Purchaser in the conduct of such Proceeding. If requested by Purchaser, Stockholder shall provide to Purchaser an opinion in form and content reasonably acceptable to Purchaser, that there is substantial authority for Stockholder's position with respect to such Proceeding.

      (g) Procedural Matters. Purchaser shall promptly forward to the Stockholder all written notifications and other communications from any taxing authority received by the Company relating to any tax audit or other proceeding that would, if successful, result in an indemnification payment pursuant to
Section 9.2; provided, however, that the failure to comply with this provision shall not affect Purchaser's right to indemnification under this Agreement.

      Section 4.6 Execution of Various Agreements. At the Closing, Stockholder and Purchaser will enter into the Consulting Agreement. At the Closing, Stockholder will cause William Lambert to enter into the Employment Agreement, and Purchaser hereby agrees to enter into such Employment Agreement.

      Section 4.7 Termination of Real Estate Lease. On or before the Closing Date, the real estate lease between the Company and Stockholder dated February 29, 1990 ("Old Lease") will be terminated and be of no further force and effect without any further liability on the part of the Company. At the Closing, the Company, at its option, may enter into a new lease with Stockholder covering the premises presently occupied by the Company under the Old Lease. After the Closing, Purchaser shall have the right at any time to transfer the manufacturing operations of the Company to Purchaser's facilities in Oakland, New Jersey or elsewhere. Purchaser intends to continue the Company's sales operations out of the existing premises on an ongoing basis as determined by Purchaser.

                                    ARTICLE V

                              RESTRICTIVE COVENANTS

      Section 5.1 Restrictive Covenant. For a period of two years from and after the Closing Date, Stockholder agrees that he will not, directly or indirectly, on his own behalf or on behalf of any other person, firm, corporation or other entity, whether as an employee, owner, agent, consultant or otherwise, engage in any business which is competitive with the business of the Company within the United States. The provisions of this Section 5.1 will not be deemed breached merely because the Stockholder owns 1% or less of the outstanding common stock of a corporation, if, at the time of its acquisition by Stockholder, such stock is listed on a national securities exchange, is reported on Nasdaq, or is regularly traded in the over-the-counter market by a member of a national securities exchange. The Stockholder also owns and operates a separate company which specializes in the service of military specification packaging. Purchaser acknowledges that the business purpose and activities of Stockholder's military specification packaging company (as it is practiced at the date of this Agreement) is not competitive with the business of the Company. Therefore, Stockholder's continued ownership and operation of such business is not and shall not be a violation of the provisions of this Section 5.1.

      Section 5.2 Confidentiality. Stockholder agrees that he will not at any time disclose to anyone any confidential information or trade secrets of the Company or utilize such confidential information or trade secrets for his own benefit, or for the benefit of third parties and all memoranda, notes, records or other documents compiled by him or made available to him pertaining to the business of the Company shall be the property of the Company and shall be delivered to the Company on the termination of his consulting arrangement with Purchaser, or at any other time, upon request. The term "confidential information or trade secrets" does not include information which becomes generally available to the public other than by breach of this provision.

      Section 5.3 Remedies.

      (a) If Stockholder commits a breach, or Purchaser has reasonable grounds to believe that Stockholder is about to commit a breach of any of the provisions of Section 5.1 or Section 5.2, Purchaser and/or the Company shall have the right to have such provisions specifically enforced by any court having equity jurisdiction without being required to post bond or other security and without having to prove the inadequacy of the available remedies at law, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Purchaser and the Company and that money damages will not provide an adequate remedy to the Purchaser and the Company. In addition, the Purchaser and the Company may take all such other actions and shall have all such other remedies available to either of them under law or in equity and shall be entitled to such damages as either of them can show it has sustained by reason of such breach.

      (b) The parties acknowledge that the type and periods of restriction imposed in the provisions of Section 5.1 and Section 5.2 are fair and reasonable and are reasonably required for the protection of the legitimate interests of Purchaser and the Company and the confidential information, proprietary property and goodwill associated with the business of the Company, and that the time, scope, geographic area and other provisions of this Article V have been specifically negotiated by the parties. If the covenants in Section 5.1 or
Section 5.2, or any part thereof is hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid portions. If the covenants contained in Section 5.1 or Section 5.2, or any part thereof, is held to be unenforceable because of the duration or geographic area of such provision, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and, in its reduced form, such provision shall then be enforceable. The parties hereto intend to and hereby confer jurisdiction to enforce the covenants contained in Section 5.1 or Section 5.2 upon the courts of any state or other jurisdiction within the geographical area of such covenants in which a breach or alleged breach of a covenant has been alleged to have occurred. If the courts of any one or more of such states or other jurisdictions shall hold such covenants unenforceable for any reason, such determination shall not bar or in any way affect the right of the Purchaser or the Company to the relief provided above in the courts of any other states or jurisdictions within the geographical area of such covenants as to breaches of such covenants therein, such covenants as they relate to each other state or jurisdiction being, for this purpose, severable into diverse and independent covenants.

                                   ARTICLE VI

                   CONDITIONS TO THE STOCKHOLDER'S OBLIGATIONS

      Section 6.1 Conditions to the Stockholder's Obligations. The sale of the Stock by the Stockholder on the Closing Date is conditioned upon the satisfaction or waiver by the Stockholder, at or prior to the Closing, of the following conditions:

      Section 6.2 Truth of Representations and Warranties. The representations and warranties of Purchaser contained in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date.

      Section 6.3 Performance of Agreements. Each and all of the agreements of Purchaser to be performed at or before the Closing pursuant to this Agreement shall have been duly performed.

      Section 6.4 No Governmental Prohibition; Approvals. No Government Entity shall have enacted, issued, promulgated or enforced any statute, rule, regulation or other order which shall then be in effect restraining or prohibiting the sale of the Stock. All approvals and other consents and approvals, if any, necessary to permit the consummation of the transactions contemplated by this Agreement shall have been received.

      Section 6.5 Opinion of Purchaser's Counsel. The Stockholder shall have received an opinion of Hall Dickler Kent Friedman & Wood LLP, counsel to Purchaser, dated the Closing Date, to the effect set forth in Schedule 6.5 attached hereto.

      Section 6.6 No Litigation Threatened. No action or proceedings shall have been instituted or, to the knowledge of Purchaser, threatened before a court or other governmental body or by any public authority to restrain or prohibit any of the transactions contemplated hereby.

      Section 6.7 Stockholder Consulting Agreement. The Company shall have executed and delivered to the Stockholder the Consulting Agreement.

      Section 6.8 Employment Agreement. The Purchaser shall have executed and delivered to William Lambert the Employment Agreement.

      Section 6.9 Closing Certificate. At the Closing, Purchaser shall deliver to Stockholder a certificate executed on behalf of Purchaser stating that the conditions set forth in Sections 6.1 and 6.2 of this Agreement have been satisfied.

                                   ARTICLE VII

                      CONDITIONS TO PURCHASER'S OBLIGATIONS

      Section 7. Conditions to Purchaser's Obligations. The purchase of the Stock by Purchaser on the Closing Date is conditioned upon the satisfaction or waiver by Purchaser, at or prior to the Closing, of the following conditions:

      Section 7.1 No Material Adverse Change. Prior to the Closing Date, there shall be no material adverse change in the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company, whether as a result of any legislative or regulatory change, revocation of any license or rights to do business, fire, explosion, accident, casualty, labor trouble, flood, drought, riot, storm, condemnation or act of God or other public force or otherwise.

      Section 7.2 Truth of Representations and Warranties. The representations and warranties of the Stockholder contained in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date.

      Section 7.3 Performance of Agreements. Each and all of the agreements of the Stockholder to be performed at or before the Closing pursuant to the terms hereof shall have been duly performed.

      Section 7.4 No Litigation Threatened. No action or proceedings shall have been instituted or, to the best knowledge, information and belief of the Stockholder, threatened before a court or other government body or by any public authority to restrain or prohibit any of the transactions contemplated hereby.

      Section 7.5 No Governmental Prohibition; Approvals. No Government Entity shall have enacted, issued, promulgated or enforced any statute, rule, regulation or other order which shall then be in effect restraining or prohibiting the sale of the Stock. All approvals and other consents and approvals, if any, necessary to permit the consummation of the transactions contemplated by this Agreement shall have been received.

      Section 7.6 Opinion of Stockholder's Counsel. Purchaser shall have received the opinion of Stanley J. Yates, Esq., counsel to the Stockholder, dated the Closing Date, in the form set forth in Schedule 7.6 attached hereto.

      Section 7.7 Stockholder Consulting Agreement. Stockholder shall have executed and delivered to the Company the Consulting Agreement.

      Section 7.8 Employment Agreement. William Lambert shall have executed and delivered to the Purchaser the Employment Agreement.

      Section 7.9 Good Standing and Other Certificates. Stockholder shall have delivered to Purchaser (a) copies of the Company's Certificate of Incorporation, including all amendments thereto, certified by the Secretary of State or other appropriate official of the State of California, (b) a certificate from the Secretary of State or other appropriate official of the State of California to the effect that the Company is in good standing and listing all charter documents of the Company on file, and (c) a copy of the Certificate of Incorporations and By-Laws of the Company, certified by the Secretary of the Company as being true and correct and in effect on the Closing Date.

      Section 7.10 Leases. The Old Lease shall have been terminated.

      Section 7.11 Closing Certificate. At the Closing, Stockholder shall deliver to Purchaser a certificate executed on behalf of the Company and Stockholder stating that the conditions set forth in Sections 7.2 and 7.3 have been satisfied.

                                  ARTICLE VIII

                             TERMINATION AND DEFAULT

      Section 8.1 Termination. This Agreement may be terminated at any time on or before the Closing Date (a) by mutual written agreement of all of the parties hereto, (b) by the Stockholder or Purchaser if the Closing Date shall not have occurred on or before May 3, 2000, (c) by Purchaser, by written notice to the Stockholder, if there has been a material violation or breach by the Stockholder of any agreement, representation or warranty contained in this Agreement which has rendered the satisfaction of any condition to the obligations of Purchaser specified in Article VII hereof impossible and such violation or breach has not been waived by Purchaser or cured by the Stockholder within 5 days after written notice of such violation or breach, or (d) by the Stockholder, by written notice to Purchaser, if there has been a material violation or breach by Purchaser of any agreement, representation or warranty contained in this Agreement which has rendered the satisfaction of any condition to the obligations of the Stockholder specified in Article VI hereof impossible and such violation or breach has not been waived by the Stockholder or cured by Purchaser within 5 days after written notice of such violation or breach.

      Section 8.2 Procedure and Effect of Termination. In the event of termination of this Agreement pursuant to clause (b) of Section 8.1, written notice thereof shall forthwith be given by the terminating party to the other party and this Agreement shall terminate; and in the event of termination of this Agreement pursuant to clause (a), (c), (d) of Section 8.1, this Agreement shall terminate, and in each case the transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto, and there shall be no liability on the part of the Stockholder or the Purchaser, except that the foregoing shall not relieve any party from liability for damages actually incurred as a result of a breach by it of this Agreement.

                                   ARTICLE IX

           SURVIVAL OF COVENANTS AND REPRESENTATIONS; INDEMNIFICATION

      Section 9.1 Survival of Covenants and Representations. The respective covenants, representations and warranties of the parties hereto contained in this Agreement shall survive the purchase and sale of the Stock contemplated hereby irrespective of any due diligence undertaken by Purchaser with respect to the business of the Company.

      Section 9.2 Indemnification of Purchaser. The Stockholder agrees to defend, indemnify and hold harmless Purchaser and the Company and their respective directors, officers and agents (each a "Purchaser Indemnitee") from and against, and to reimburse any Purchaser Indemnitee with respect to any and all damage, loss, claim, obligation, liability, costs (including reasonable attorneys' fees, disbursements and expenses), expenses and deficiency (collectively, "Loss and Expense") asserted against or incurred by a Purchaser Indemnitee by reason of, arising out of, or in connection with (i) the failure of any representation or warranty made in or pursuant to this Agreement by the Stockholder to be true and correct in all respects as of the date of this Agreement and as of the Closing Date, and (ii) any breach or nonfulfillment of any covenant or obligation of the Stockholder under this Agreement.

      Section 9.3 Indemnification of the Stockholder. Purchaser agrees to defend, indemnify and hold harmless the Stockholder from and against, and to reimburse Stockholder with respect to any and all Loss and Expense suffered by reason of, arising out of or resulting from (i) the failure of any representation or warranty made in or pursuant to this Agreement by Purchaser to be true and correct in all respects as of the date of this Agreement and as of the Closing Date; (ii) any breach or nonfulfillment of any covenant or obligation of Purchaser under this Agreement; and (iii) the business conducted by the Company after the Closing Date, provided, however, that Purchaser's entitlement to indemnification with respect to any Loss and Expense resulting from any order for the purchase of any of the Company's products, or for the performance of any services by the Company which existed prior to the Closing Date and which shall not have been fulfilled on or prior to the Closing Date shall be based upon an apportionment of liabilities between the pre-Closing and post-Closing managements of the Company with respect to the cause or causes of such Loss and Expense).

      Section 9.4 Indemnification Procedures.

            9.4.1 Non-Third Party Claims. In the event that any person entitled to indemnification under this Agreement (an "Indemnified Party") asserts a claim for indemnification which does not involve a Third Party Claim (as defined in Section 9.4.2), against which a person is required to provide indemnification under this Agreement (an "Indemnifying Party"), the Indemnifying Party may acknowledge and agree by notice to the Indemnified Party in writing to satisfy such claim within 30 days of receipt of notice of such claim from the Indemnified Party. In the event that the Indemnifying Party disputes such claim, the Indemnifying Party shall provide written notice of such dispute to the Indemnified Party within 30 days of receipt of notice of such claim, setting forth a reasonable basis of such dispute. In the event that the Indemnifying Party shall fail to provide written notice to the Indemnified Party within 30 days of receipt of notice from the Indemnified Party that the Indemnifying Party either acknowledges and agrees to pay such claim or disputes to such claim, the Indemnifying Party shall be deemed to have acknowledged and agreed to pay such claim in full and to have waived any right to dispute such claim. Once the Indemnifying Party has acknowledged and agreed to pay any claim pursuant to this
Section 9.4.1, or once any dispute under this Section 9.4.1 has been finally resolved in favor of indemnification by a court or other tribunal of competent jurisdiction, the Indemnifying Party shall pay the amount of such claim to the Indemnified Party within 10 days of the date of acknowledgment or resolution, as the case may be, to such account and in such manner as is designated in writing by the Indemnified Party.

            9.4.2 Third Party Claims.

            (a) In the event that any Indemnified Party asserts a claim for indemnification or receives notice of the assertion of any claim or of the commencement of any action or proceeding by any person who is not a party to this Agreement or an affiliate of a party to this Agreement (a "Third Party Claim") against an Indemnifying Party, the Indemnified Party shall give written notice together with a statement specifying the basis of such Third Party Claim to the Indemnifying Party within 20 days after learning of such claim (or within such shorter time as may be necessary to give the Indemnifying Party a reasonable opportunity to respond to such claim). The Indemnifying Party shall have the right, upon written notice to the Indemnified Party (the "Defense Notice") within 20 days after receipt from the Indemnified Party of notice of such Third Party Claim which notice by the Indemnifying Party shall specify the counsel it will appoint to defend such claim ("Defense Counsel"), to conduct at its expense the defense against such Third Party Claim in its own name, or if necessary in the name of the Indemnified Party; provided, however, that the Indemnified Party shall have the right to approve the Defense counsel, which approval shall not be unreasonably withheld or delayed.

            (b) In the event that the Indemnifying Party, within such 20 day period, fails to give the Defense Notice, the Indemnified Party shall have the right to conduct the defense and to compromise and settle such Third Party Claim, without prior consent of the Indemnifying Party and the Indemnifying Party will be liable for any Loss and Expense (including any settlement amounts) paid or incurred in connection therewith.

            (c) In the event that the Indemnifying Party disputes the claim for indemnification against it, such Indemnifying Party shall notify the Indemnified Party to such effect within 20 days after learning of such claim (or within such shorter time as may be necessary to give the Indemnified Party a reasonable opportunity to respond to such Third Party Claim). In such event the Indemnified party shall have the right to conduct the defense to compromise and settle such Third Party Claim, without prior consent of the Indemnifying Party, and, once such dispute has been finally resolved in favor of indemnification by a court or other tribunal of competent jurisdiction or by mutual agreement of the Indemnified and Indemnifying Party, the Indemnifying Party shall within 10 days of the date of such resolution or agreement, pay to the Indemnified Party any Loss or Expense (including any settlement amounts) paid or incurred by the Indemnified Party in connection with such Third Party Claim.

            (d) In the event that the Indemnifying Party does deliver a Defense Notice and thereby elects to conduct the defense of the Third Party Claim, the Indemnifying Party shall be entitled to have the exclusive control over the defense of the Third Party Claim and the Indemnified Party will cooperate in good faith with and make available to the Indemnifying Party such assistance and materials as it may reasonably request, all at its expense to participate in the defense assisted by counsel of its own choosing. The Indemnifying Party will not settle the Third Party Claim or cease to defend against any Third Party Claim as to which it has delivered a Defense Notice, without the prior written consent of the Indemnified Party, and except as set hereinafter set forth such consent will not be unreasonably withheld or delayed. The Indemnified Party may withhold its consent if as a result of such settlement or cessation of defense, (i) injunctive relief or specific performance would be imposed against the Indemnified Party, or (ii) such settlement or cessation would lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder.

            (e) If an Indemnified Party refuses to consent to a bona fide offer of settlement which provides for a full release of the Indemnified Party and its affiliates relating to the claims underlying the offer of settlement and solely for a monetary payment which the Indemnifying Party wishes to accept, the Indemnified Party may continue to pursue such matter, free of any participation by the Indemnifying Party, at the sole expense of the Indemnified Party. In such an event, the obligation of the Indemnifying Party shall be limited to the amount of the offer of settlement which the Indemnified Party refused to accept plus the reasonable costs and expenses of the Indemnified Party incurred prior to the date the Indemnifying Party notified the Indemnified Party of the offer of settlement.

            (f) Notwithstanding clause (d) above, the Indemnifying Party shall not be entitled to control, but may participate in, and the Indemnified Party shall be entitled to have sole control over, the defense or settlement of any claim (i) that seeks a temporary restraining order, a preliminary or permanent injunction or specific performance against the Indemnified Party, (ii) to the extent such claim involves criminal allegations against the Indemnified Party,
(iii) to the extent such Third Party Claim involves criminal allegations against the Indemnified Party or (iv) if such Third Party Claim would impose liability on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder. In such an event, the Indemnifying Party will still have all of its obligations hereunder provided that the Indemnified Party will not settle the subject claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld or delayed.

            (g) Any final judgment entered or settlement agreed upon in the manner provided herein shall be binding upon the Indemnifying Party, shall conclusively be deemed to be an obligation with respect to which the Indemnified Party is entitled to prompt indemnification hereunder.

            (h) A failure by an Indemnified Party to give timely, complete or accurate notice as provided in this Section 9.4 will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party entitled to received such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise directly and materially damaged as a result of such failure to give timely notice.

      Section 9.5 Adjustments to Purchase Price. Any indemnification payments made under this Article IX shall be deemed to be adjustments to the purchase price being paid hereunder.

                                    ARTICLE X

                            MISCELLANEOUS PROVISIONS

      Section 10.1 Amendment and Modification. This Agreement may be amended, modified or supplemented only by written agreement signed by each of the parties hereto.

      Section 10.2 Waiver of Compliance. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

      Section 10.3 Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile transmission or reputable overnight courier service (such as Federal Express or UPS) or three days after mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice: provided, however, that notices of a change of address shall be effective only upon receipt thereof):

      (a) if to the Stockholder, to:

                           Ernest M. Emery
                           c/o E Square Technology Corporation
                           4475 Dupont Court
                           Suite 9
                           Ventura, California 93003
                           Phone: (805) 644-9544
                           Fax: (805) 644-9584

            and to:

                           Stanley J. Yates, Esq.
                           260 Maple Street
                           Suite 230
                           Ventura, California 93003
                           Phone: (805) 658-1525
                           Fax: (805) 658-7451


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

      (b) and if to Purchaser, to:

                           Mikron Instrument Company, Inc.
                           16 Thornton Road
                           Oakland, New Jersey 07436
                           Attn: Chief Executive Officer
                           Phone: (201) 405-0900
                           Fax: (201) 405-0090

                  and to:

                           Hall Dickler Kent Friedman & Wood LLP
                           909 Third Avenue
                           New York, New York 10022
                           Attn: Steven D. Dreyer, Esq.
                           Phone (212) 339-5400
                           Fax (212) 935-3121

      Section 10.4 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, executors, administrators and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any party hereto without the prior written consent of the other party hereto, nor is this Agreement intended to confer upon any other person except the parties hereto and their respective successors, heirs, executors, administrators and permitted assigns any rights, remedies, obligations or liabilities hereunder.

      Section 10.5 Governing Law. The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the laws of the state of New Jersey applicable to contracts executed and to be performed entirely within the state of New Jersey.

      Section 10.6 Jurisdiction. Any judicial proceeding brought by or against any of the parties to this Agreement or any dispute under or arising out of or in connection with this Agreement or any matter related hereto will be brought in the courts of the State of New Jersey, or in the United States District Court for the District of New Jersey, and by execution and delivery of this Agreement, each of the parties to this Agreement accepts the exclusive jurisdiction of such courts, and irrevocably agrees to be bound by any judgment (as finally adjudicated) rendered thereby in connection with this Agreement. Each party agrees that service of process in any such action or proceeding may be made by certified mail or registered mail, return receipt requested, at the address of such party as set forth above. If any party to this Agreement asserts or alleges that the other has breached the terms of this Agreement, the asserting/alleging party shall not commence any litigation proceedings until all of the following procedures have been reasonably exhausted:

            (a) First Priority; Meet and Confer. The parties shall arrange to meet and confer for the purpose of discussing the assertions/allegations and attempting to reach a plan of resolution. To attain resolution, the parties shall deal in good faith and take all reasonable steps necessary to accomplish resolution.

            (b) Second Priority; Mediation. After the parties meet and confer as required under 10.6(a) hereof, if the parties are still unable to resolve the controversy to all parties' satisfaction, the parties shall promptly thereafter mediate their controversy. The parties shall select a neutral mediator to conduct the mediation. If the parties are unable to select such mediator, each shall select one representative and they shall select a third party who shall serve as mediator. The parties shall divide the cost of mediation equally.

            (c) Attorney Fees/Costs Otherwise. No party can waive the prioritized methods of resolution set forth in subsections (a) and (b) hereof. In the event that either party commences proceedings in any court before following the methods of resolution under subsections (a) and (b) hereof, then the party who commences such proceedings shall have waived its right to counsel's fees and shall be liable to pay the other party's attorney fees and costs regardless of who ultimately prevails in such court action.

      Section 10.7 "Person" and "Party" Defined. "Person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or other department or agency thereof. Except where the context otherwise requires, "party" shall mean Purchaser and Stockholder.

      Section 10.8 "Business Day" Defined. "Business Day" shall mean any day except Saturday, Sunday and any day which shall be in New York City a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close.

      Section 10.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which together shall constitute one and the same instrument.

      Section 10.10 Interpretation. The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

      Section 10.11 Severability. The invalidity or unenforceability of any particular provision of this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted. All provisions of this Agreement shall be enforced to the full extent permitted by law.

      Section 10.12 Entire Agreement. This Agreement, including the Exhibits, Schedules, documents, certificates and instruments referred to herein, embodies the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement. This Agreement supersedes all prior agreements and understandings between the parties with respect to such transactions.

          [the balance of this page has been left blank intentionally]

      Section 10.13 Third Party Beneficiaries. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto, except for the Company's rights pursuant to Section 5.3 hereof.

      Section 10.14 Expenses. The parties hereto shall pay all of their own expenses relating to the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of their respective counsel and financial advisers. However, Purchaser shall be solely responsible for the payment of any fees due and owing to the Escrow Agent pursuant to the Escrow Agreement.

      In Witness Whereof, the parties have executed this Agreement as of the date first set forth above.

                                        MIKRON INSTRUMENT COMPANY, INC.

                                        By:_____________________________________
                                           Dennis Stoneman, Vice President


                                        THE EARNEST M. EMERY AND CAROLINE EMERY
                                        FAMILY TRUST U/D/O 4/8/94

                                        By:_____________________________________
                                           Earnest M. Emery, Trustee

                                        By:_____________________________________
                                           Caroline Emery, Trustee